Exhibit 99.1

GRI Bio Reports First Quarter 2026 Financial Results, New Data Reinforcing Differentiated Profile of GRI-0621 in Idiopathic Pulmonary Fibrosis and Highlights Continued Advancement of Differentiated Immune-Modulating Pipeline
Phase 2a data show zero cough and 60% lower treatment-related diarrhea than placebo despite higher nintedanib use in the active arm – suggesting GRI-0621 may mitigate nintedanib-related GI-toxicities when used in combination
Advancing GRI-0803 toward IND-enabling activities to expand the pipeline across autoimmune indications with high unmet need
LA JOLLA, CA, May 14, 2026 -- GRI Bio, Inc. (NASDAQ: GRI) (“GRI Bio” or the “Company”), a biotechnology company advancing an innovative pipeline of Natural Killer T (NKT) cell modulators for the treatment of inflammatory, fibrotic and autoimmune diseases, today announced reported financial results for the quarter ended March 31, 2026 and provided a corporate update.
“The growing body of Phase 2a clinical, translational and biomarker data continues to reinforce GRI-0621’s differentiated therapeutic potential in idiopathic pulmonary fibrosis (IPF),” said Marc Hertz, PhD, Chief Executive Officer of GRI Bio. “Additional analyses in the Phase 2a study show that GRI-0621 delivered zero cough, reduced dyspnea, zero weight loss and approximately 60% less treatment-related diarrhea when added to standard of care versus standard of care alone, with no serious adverse events in the active arm – directly addressing the tolerability burdens that drive discontinuations of current IPF therapies. These data, together with improvements in lung function and consistent evidence of immune modulation, anti-fibrotic activity, and epithelial repair, give us confidence in the program. With approximately $11.0 million in cash as of March 31, 2026, supporting planned operations into the second quarter of 2027, we believe we are positioned to continue advancing GRI-0621 towards pivotal studies and progressing GRI-0803 toward IND-enabling activities with disciplined execution.”
Phase 2a Data – GRI-0621 in IPF
GRI-0621, the Company’s once-daily oral RARβ/γ selective agonist, was evaluated in a randomized, double-blind, placebo-controlled Phase 2a trial (GRI-0621-IPF-02; NCT06331624) in 35 patients with IPF, approximately 80% of whom were on background standard-of-care (SOC) antifibrotics. The trial met its primary safety and tolerability endpoint, with continued analyses of translational and biomarker endpoints supporting previously reported findings. Key results include:
•Safety and tolerability: GRI-0621 was observed to reduce important clinical features of IPF (cough/shortness of breath) and SOC-associated toxicities (diarrhea). Zero cough was observed in the active arm vs. 25% in the placebo arm; a 76% reduction in dyspnea (4% vs. 17% placebo arm); no weight loss (vs. 17% placebo arm); and a 61% reduction in diarrhea (13% vs. 33% placebo arm), despite 67% more nintedanib use in the active vs. placebo arm (nintedanib is known to be associated with higher rates of diarrhea compared to pirfenidone); no serious adverse events were reported in the active arm, and a single SAE was reported in the placebo arm.

•Exploratory pulmonary function: +99 mL FVC improvement overall, and +139 mL in the SOC combination subset, versus placebo + SOC at 12 weeks.
•MOA: Evidence across multiple, independent measures, including serum proteomics (17 analytes), whole-blood RNA-sequencing and flow cytometry suggest disease-modifying benefits, including immune rebalancing (Th2→Type 1 switch), active fibrolysis, basement membrane repair and epithelial regeneration.
•Patents: The company has filed additional patent applications based, in part, on these data.
First Quarter 2026 Pipeline and Corporate Highlights
•Advanced clinical development planning activities for GRI-0621 to support potential regulatory pathways in both the United States and Europe.
•Progressed GRI-0803, the Company’s type 2 diverse Natural Killer T (dNKT) agonist program for autoimmune diseases, toward IND-enabling activities.
•Strengthened the balance sheet through the Company’s At The Market facility, generating approximately $6.8 million in gross proceeds during the first quarter of 2026.
First Quarter 2026 Financial Results
Cash and cash equivalents totaled approximately $11.0 million as of March 31, 2026, compared to approximately $8.2 million as of December 31, 2025. Based on the Company’s current operating plan, GRI Bio believes existing cash resources will be sufficient to fund planned operating expenses and capital expenditure requirements into the second quarter of 2027.
Research and development expenses were approximately $0.4 million for the three months ended March 31, 2026, compared to approximately $1.6 million for the same period in 2025. The decrease was primarily related to lower expenses due to the completion of the Company’s Phase 2a clinical trial of GRI-0621 in 2025.
General and administrative expenses were approximately $1.6 million for the three months ended March 31, 2026, compared to approximately $1.4 million for the same period in 2025.
Net loss for the quarter ended March 31, 2026, was approximately $2.0 million, compared to approximately $3.0 million for the same period in 2025.
About GRI Bio, Inc.
GRI Bio is a clinical-stage biopharmaceutical company focused on fundamentally changing the way inflammatory, fibrotic and autoimmune diseases are treated. GRI Bio’s therapies are designed to target the activity of Natural Killer T (“NKT”) cells, which are key regulators earlier in the inflammatory cascade, to interrupt disease progression and restore the immune system to homeostasis. NKT cells are innate-like T cells that share properties of both NK and T cells and are a functional link between the innate and adaptive immune responses. Type 1 invariant NKT (“iNKT”) cells play a critical role in propagating the injury, inflammatory response, and fibrosis observed in inflammatory and fibrotic indications. GRI Bio’s lead program, GRI-0621, is an RARβ/γ-selective agonist shown to inhibit the activity of key immune cells, such as iNKT cells, and is being developed as a novel oral therapeutic for the treatment of idiopathic pulmonary fibrosis, a serious disease with significant unmet need. The Company is also developing a pipeline of novel type 2 diverse NKT (“dNKT”) agonists for the treatment of systemic lupus erythematosus. Additionally, with a library of over 500 proprietary compounds, GRI Bio has the ability to fuel a growing pipeline.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions. These forward-looking statements are based on the Company’s current beliefs and expectations. Forward-looking statements include, but are not limited to, statements regarding: the Company’s expectations with respect to development and commercialization of the Company’s product candidates, the timing of initiation or completion of clinical trials and availability of resulting data, the potential benefits and impact of the Company’s clinical trials and product candidates and any implication that the data or results observed in preclinical trials or earlier studies, topline or interim data or trials will be indicative of results of later studies or clinical trials or final data, the Company’s beliefs and expectations regarding potential shareholder value and future financial performance, the Company’s beliefs about the timing and outcome of regulatory approvals and potential regulatory approval pathways, the Company’s expected future milestones, shareholder value and the length of time the Company’s current resources will fund its planned operations (which current estimate assumes only initial preparatory activities for GRI-0621 as substantial additional capital or resources will be required to fund a Phase 2b clinical trial of GRI-0621). Actual results may differ from the forward-looking statements expressed by the Company in this press release and consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including, without limitation risks related to: (1) the Company’s inability to maintain the listing of the Company’s common stock on The Nasdaq Capital Market and to comply with applicable listing requirements; (2) changes in applicable laws or regulations; (3) the inability of the Company to raise financing in the future; (4) the success, cost and timing of the Company’s product development activities; (5) the inability of the Company to obtain and maintain regulatory clearance or approval for its respective products, and any related restrictions and limitations of any cleared or approved product; (6) the inability of the Company to identify, in-license or acquire additional technology; (7) the inability of the Company to compete with other companies currently marketing or engaged in the development of products and services that the Company is currently developing; (8) the accuracy of the estimated size and growth potential of the markets for the Company’s products and services, and its ability to serve those markets, either alone or in partnership with others; (9) that later data or clinical trials may be inconsistent with or contrary to data and observations to date, including that later data may not indicate a patient benefit, modulate toxicities or validate a mechanism of action; (10) inaccuracy in the Company’s estimates regarding expenses, future revenue, capital requirements and needs for and the ability to obtain additional financing; (11) the Company’s ability to protect and enforce its intellectual property portfolio, including any newly issued patents and its ability to obtain any expected patent term extensions, adjustments, exclusivities or disclaimers; and (12) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the risks and uncertainties described in the

“Risk Factors” section of the Company’s most recent Annual Report on Form 10-K filed with the SEC on January 30, 2026 and subsequently filed reports. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.
Investor Contact:
JTC Team, LLC
Jenene Thomas
(908) 824-0775
GRI@jtcir.com